Exhibit 16.1

March 27, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the statements made by Kineta, Inc. under Item 4.01 of its Form 8-K dated March 27, 2025. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with the other statements of Kineta, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP